Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements (Form S-8 Nos. 333-157446, 333-142536, 333-137292, 333-102787 and 333-53574) pertaining to the Time Warner Savings Plan of Time Warner Inc. of our report dated June 24, 2011, with respect to the financial statements and supplemental schedules of the Time Warner Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2010.
/s/ Ernst & Young LLP
New York, New York
June 24, 2011